UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 4, 2017

DASAN ZHONE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)
(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
DASAN Zhone Solutions, Inc. 2017 Incentive Award Plan
On January 4, 2017, the Board of Directors (the “Board”) of DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), approved the DASAN Zhone Solutions, Inc. 2017 Incentive Award Plan (the “2017 Plan”), subject to stockholder approval at the Company’s 2017 annual meeting of stockholders. The 2017 Plan authorizes the issuance of stock options, restricted stock, restricted stock units, dividend equivalents, stock payment awards, stock appreciation rights, performance bonus awards and other incentive awards. The 2017 Plan also authorizes the Compensation Committee of the Board (the “Compensation Committee”) to grant performance awards payable in the form of shares of the Company’s common stock or cash, including equity awards and incentive cash bonuses that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The 2017 Plan authorizes the grant of awards to employees, non-employee directors and consultants of the Company and its subsidiaries.
The 2017 Plan is administered by the Compensation Committee, which may delegate its duties and responsibilities to committees of directors and/or officers of the Company, subject to certain limitations that may be imposed under Section 162(m), Section 16 of the Securities Exchange Act of 1934, as amended, and/or stock exchange rules, as applicable. The full Board will administer the 2017 Plan with respect to awards to non-employee directors.
The maximum number of shares of the Company’s common stock for which grants may be made under the 2017 Plan is the sum of (i) 3,000,000 shares, plus (ii) any shares subject to awards granted under the DASAN Zhone Solutions, Inc. Amended and Restated 2001 Stock Incentive Plan (the “2001 Plan”) to the extent such shares become available for issuance under the 2017 Plan pursuant to its terms (including shares subject to awards granted under the 2001 Plan that become available for issuance under the 2017 Plan pursuant to its terms following the expiration of the term of the 2001 Plan) (provided, that if such shares would otherwise become available for issuance under the 2017 Plan pursuant to its terms prior to the expiration of the term of the 2001 Plan but become subject to an award under the 2001 Plan granted following the effective date of the 2017 Plan (a “New Prior Plan Award”), such shares shall not become available for issuance under the 2017 Plan unless and until such shares become available for issuance under the 2017 Plan pursuant to its terms with respect to such New Prior Plan Award), plus (iii) any shares subject to an annual increase on each January 1 during the ten year term of the 2017 Plan equal to the lesser of 4% of the total shares of the Company’s common stock outstanding (on an as-converted basis) and such smaller amount as may be determined by the Board in its sole discretion. In addition, the following annual limitations apply: (i) the maximum aggregate number of shares of the Company’s common stock that may be subject to awards granted to any one participant during a calendar year is 20,000,000 shares and (ii) the maximum aggregate amount of cash that may be paid to any one participant during any calendar year with respect to awards initially payable in cash is $10 million. The number of shares of the Company’s common stock that may be issued or transferred pursuant to awards granted under the 2017 Plan shall not exceed an aggregate of 35,000,000. The numbers in the 2017 Plan described above do not give effect to the previously announced reverse stock split that, subject to receipt of the requisite stockholder approval, is proposed to be effected by the Company following the adoption of the 2017 Plan.
The 2017 Plan also contains provisions with respect to payment of exercise or purchase prices, vesting and expiration of awards, adjustments and treatment of awards upon certain corporate transactions, including stock splits, recapitalizations and mergers, and tax withholding requirements. The 2017 Plan may be amended or terminated by the Board at any time, subject to certain limitations requiring stockholder consent or the consent of the participant.

Issuance of Stock Options under the 2017 Plan
On January 4, 2017, the Board and the Compensation Committee granted an award of 500,000 options to purchase common stock of the Company under the 2017 Plan, subject to stockholder approval of the 2017 Plan, to Yung Kim, the Co-Chief Executive Officer of the Company. The options have a ten-year term and an exercise price of $0.9637 per share, which is equal to the fair market value of the Company’s common stock on the date of grant. Provided that the Mr. Kim continues to render services to the Company through the applicable vesting date, the options vest as to 25% of the shares on the first anniversary of the vesting commencement date and vest as to the remaining shares in 36 equal monthly installments thereafter. If the 2017 Plan is not approved by the Company’s stockholders at the 2017 annual meeting, the foregoing stock option awards will be automatically cancelled and become null and void.
The foregoing descriptions of the 2017 Plan and the stock option award granted thereunder do not purport to be complete and are qualified in their entirety by the full text of the 2017 Plan and the form of Stock Option Grant Notice and Stock Option Agreement, which are filed, respectively, as Exhibit 10.1 and Exhibit 10.2 hereto and are incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

10.1	DASAN Zhone Solutions, Inc. 2017 Incentive Award Plan

10.2	Form of Stock Option Agreement for the DASAN Zhone Solutions, Inc. 2017 Incentive Award Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2017	DASAN Zhone Solutions, Inc.

	By:	/s/ KIRK MISAKA
Kirk Misaka
Chief Financial Officer